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-----------                                                                                          -----------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                     -----------------------------
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number                   |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:                     |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response           |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
       Andlinger       Gerhard       R.       |    Galileo Corporation (Nasdaq: GAEO)       |     (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |      X  Director     X  10% Owner
      4445 North A1A, Suite #235              |     curity Number of     |    Month/Year     |      X  Officer      __ Other
----------------------------------------------|     Reporting Person     |                   |         (give title     (specify
                    (Street)                  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          |      09/99        |       Chairman, President & CEO
                                              |                          |                   |       -------------------------
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
      Vero Beach        FL          32963     |                          |   (Month/Year)    | X  Form filed by One Reporting Person
                                              |                          |                   | __ Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
------------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security   |2. Trans- |3.Trans-    | 4. Securities Acquired (A)     |5. Amount of     |6. Owner-     | 7. Nature of
     (Instr. 3)          |   action |  action    |    or Disposed of (D)          |   Securities    |   ship       |    Indirect
                         |   Date   |  Code      |                                |   Beneficially  |   Form:      |    Bene-
                         |          |            |                                |   Owned at      |   Direct     |    ficial
                         |   (Month/|            |                                |   End of Month  |   (D) or (I) |    Ownership
                         |   Day/   |  (Instr. 8)|     (Instr. 3, 4 and 5)        |                 |              |
                         |   Year)  |------|-----|------------------|-----|-------|                 |              |
                         |          |      |     |                  |(A)or|       |                 |              |
                         |          | Code |  V  |  Amount          |(D)  |Price  | (Instr. 3 and 4)|   (Instr. 4) |   (Instr. 4)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |     |$1.50/ |                 |              |
  $.01 per share         | 09/20/99 | X    |     | 1,000,000 shares |     |share  |                 |      (I)(1)  |   (1)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |   171,465       |      (D)     |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       | 3,000,000       |      (I)(1)  |   (1)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------


                                                                    Table I - Continued
FORM 4 (Continued)                       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.Title of  |2.(Conver-|3.Trans-|4.Trans-|5.Number of     |6.Date Exer-  |7.Title and       |8.Price |9.Number  |10.Owner-|11.Nature
  Derivative|  sion or |  action|  action|  Derivative    |  cisable     |  Amount of       |  of    | of deriv-| ship    |of
  Security  |  Exercise|  Date  |  Code  |  Securities    |  and         |  Underlying      |  Deri- | ative    | Form of |Indirect
  (Instr. 3)|  Price of|        |(Instr. |  Acquired      |  Expiration  |  Securities      |  vative| Securi-  | Deriva- |Benefi-
            |  Deriv-  |        | 8)     |  (A) or Dis-   |  Date        |  (Instrs. 3      |  Secu- | ties     | tive    |cial
            |  ative   |        |        |  posed of (D)  | (Month/Day/  |   and 4)         |  rity  | Benefi-  | Secu-   |Owner-
            |  Security| (Month/|        |                |  Year)       |                  | (Instr.| cially   | rity:   |ship
            |          |  Day/  |        |(Instrs. 3,4,   |              |                  |  5)    | Owned    | Direct  |(Instr.4
            |          |  Year) |        | and 5)         |              |                  |        | at End   | (D) or  |
            |          |        |        |                |--------------|------------------|        | of Month | indirect|
            |          |        |        |                |Date  |Expira-|        | Amount  |        | (Instr. 4| (I)     |
            |          |        |        |                |Exer- |tion   | Title  | or      |        |          |(Instr.4)|
            |----------|--------|----|---|--------|-------|cisa- |Date   |        | Number  |        |          |         |
            |          |        |    |   |        |       |ble   |       |        | of      |        |          |         |
            |          |        |    |   |        |       |      |       |        | Shares  |        |          |         |
            |          |        |Code| V |   (A)  |  (D)  |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
Warrant for | $1.50/   |9/20/99 |    |   |        |  (D)  |      |       |Common  |1,000,000|        |          |         |
Common Stock| share    |        |    |   |        |       |      |       |Stock,  |         |        |          |         |
            |          |        |    |   |        |       |      |       |par     |         |        |          |         |
            |          |        |    |   |        |       |      |       |value   |         |        |          |         |
            |          |        |    |   |        |       |      |       |$.01 per|         |        |          |         |
            |          |        |    |   |        |       |      |       |share   |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
Non-        |          |        |    |   |        |       |      |       |        |         |        |  100,000 | (I)(2)  |  (2)
Qualified   |          |        |    |   |        |       |      |       |        |         |        |      (2) |         |
Stock Option|          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
Warrant for |          |        |    |   |        |       |      |       |        |         |        |1,000,000 | (I)(1)  |  (1)
Common Stock|          |        |    |   |        |       |      |       |        |         |        |      (1) |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)   These   securities  are  beneficially  owned  directly  by  Andlinger  Capital XIII LLC.   Mr.  Andlinger  may  be   deemed to
      beneficially own such  securities indirectly as the  owner of a   greater  than  50% interest in  Andlinger  Capital XIII LLC.
      This report  shall not be deemed an admission  that Mr. Andlinger is the beneficial owner of such securities.

(2)   These  securities  are  beneficially  owned  directly  by  ANC  Management Corp.  Mr. Andlinger  may be deemed to beneficially own such  securities  indirectly  in his  capacity as  Chairman  of ANC Management Corp.  This  report  shall not be deemed an admission that Mr. Andlinger is the beneficial owner of such securities.



**  Intentional misstatements or omissions of facts constitute                  By: /s/Gerhard R. Andlinger               10/06/99
    Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------     -----------
                                                                                   ** Signature of Reporting Person         Date

Note:  File  three  copies of this  Form, one of  which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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